Ex. 99.1

Executive Contact:	Investor Relations Contact:
Richard Vasek	Maureen McGarrigle
Chief Financial Officer	Director, Investor Relations
Rockford Corporation	Rockford Corporation
(480) 517-3169	(480) 517-3042
ROCKFORD CORPORATION REPORTS THIRD QUARTER 2005 RESULTS
Reports Positive Operating Income
     Tempe, Ariz., November 3, 2005/PRNewswire/—Rockford Corporation (NASDAQ: ROFO) today announced financial results for the three and nine months ended September 30, 2005. Highlights from the third quarter include:
•	Operating income was $336,000 compared to an operating loss of $15.5 million in the year-ago period, an improvement of $15.9 million

•	Operating expenses declined to $9.0 million, a 53.7% decrease from the year-ago period, which included substantial charges related to the 2004 strategic realignment

•	Income from continuing operations was $687,000 compared to a loss of $24.2 million in the year-ago period, an improvement of $24.9 million

•	Gross margin increased to 30.9% from 9.9% in the year-ago period, which included substantial reserves and costs related to the 2004 strategic realignment

•	The sale of the assets and liabilities of NHT home and professional audio business for $2.4 million

•	Rockford also received approximately $840,000 from the assignment of North American brand rights for MB Quart
     W. Gary Suttle, president and chief executive officer commented, “The strategic decision we made a year ago to refocus on our core mobile audio business and expand our OEM (original equipment manufacturer) relationships is paying off — we are a smaller, leaner, and more responsive organization. We continue to see financial returns as a result of our realignment, particularly as a result of stringent cost control. The sale of NHT and the assignment of the MB Quart brand rights, both announced on October 19, are two of the final pieces of the realignment strategy we announced last year that are transforming the company. We are committed to being a leader in the design, marketing, sale and distribution of mobile audio products.”
     As of September 30, 2005, Rockford treated NHT, and its other home businesses, as discontinued operations. As a result, the assets and liabilities of NHT were recorded as assets and liabilities held for sale. Rockford recorded a net loss on the sale of the NHT business of approximately $936,000, net of fees, which is included in the “loss from disposal of discontinued operations.” The “loss from discontinued operations” includes losses from NHT in addition to the Fosgate Audionics and Hafler businesses, which along with NHT, made up the Rockford Home Group. Financial results for 2004 and 2005 have been adjusted to reflect the Rockford Home Group as discontinued operations for all periods presented.
     Net sales for the third quarter of 2005 declined to $30.2 million compared to $39.2 million in the third quarter of 2004, a 23.0% decrease. Net sales for the nine months ended September 30, 2005 decreased 14.7% to $107.7 million compared to $126.3 million for the same period in 2004.
     Mr. Suttle continued, “We continue to work our programs and discount structure to improve the profitability of our sales. This contributed to the reduction of net sales over the same quarter last year. We also eliminated the sales of our lower margin source units and eliminated U.S. sales for MB Quart. Both contributed to the year-over-year decline for the three and nine months. Sales of our core brands were also down due to softness in the mobile audio aftermarket. The exception to the sales decline was OEM, which continues to ramp up and is our fastest growing business.”
     After the end of the quarter, Rockford announced that a 650-watt Rockford Fosgate audio system would be available in the newly revamped Outlander, a global vehicle that Mitsubishi Motor Company introduced at the Tokyo Auto Show last month. Rockford demonstrated the system in the Outlander in the Mitsubishi booth at that show.

The vehicle has begun selling in Japan. A similar system is currently available in the Mitsubishi Eclipse coupe and will be available in the Mitsubishi Spyder in 2006 as well.
     Gross margin for the third quarter of 2005 increased 2100 basis points to 30.9% compared to 9.9% in the third quarter of 2004. Gross margin for the nine months ended September 30, 2005 increased 1080 basis points to 30.1% compared to 19.3% for the same period in 2004. As part of the 2004 strategic realignment, Rockford established substantial reserves for obsolescence and also had higher manufacturing, engineering, and distribution costs resulting from production delays in the first half of 2004, all of which had a significant impact on gross margins in the year ago period.
     Operating expenses for the third quarter 2005 decreased 53.7% to $9.0 million compared to the 2004 level of $19.4 million. Operating expenses for the nine months ended September 30, 2005, decreased 33.9% to $31.2 million compared to the 2004 level of $47.2 million. Both periods in 2004 included substantial charges related to the 2004 strategic realignment.
     Operating income for the third quarter was $336,000 compared to an operating loss of $15.5 million in the same period of 2004, an improvement of $15.9 million. Operating income for the nine months ended September 30, 2005 was $1.2 million compared to an operating loss of $22.8 million in the same period of 2004, an improvement of $24.0 million.
     “As we have divested non-core assets and businesses, we reduced our brands,” Mr. Suttle continued. “This allowed us to simplify our product line and also helped us reduce our operating expenses substantially, which positively affected operating income. Sales and marketing, and research and design engineering expenditures are now more focused, and general &administrative expenses are aligned with the needs of our strategy.
     “Brands and brand leadership are extremely important in our core mobile audio aftermarket and in the OEM markets where our business is expanding. We recently announced Rockford Acoustic Design™, a premium system solution, which blends superior sonic detail and performance with industry leading-technology. This system was introduced at the SEMA (Specialty Equipment Market Association) Show in Las Vegas this week, the premier automotive specialty products trade event. This new brand is designed to appeal to those listeners who demand the best.”

     Inventories at September 30, 2005 decreased 34.7% to $20.7 million compared to $31.8 million at December 31, 2004. This decrease was due to improved inventory turns and a reduction of excess and obsolete inventory.
     Rockford’s outstanding balance on its asset-based credit facility at September 30, 2005 was $10.6 million compared to $15.5 million at December 31, 2004. At October 31, 2005, the balance on the credit facility was approximately $7.7 million. The NHT and MB Quart proceeds that we reported on October 19, 2005, were used to pay down our bank debt. As announced previously, Rockford and Wachovia amended and extended Rockford’s credit facility on August 31, 2005. The amended facility gives Rockford increased borrowing availability, lowers the cost of borrowed capital, provides additional flexibility in our covenants and offers other more favorable terms.
     Mr. Suttle concluded, “I am pleased with the financial improvements and operating results that we experienced in our third quarter. We continue to believe we will achieve break-even operating income and positive EBITDA for 2005. We expect that 2006 will continue our transition toward improved financial performance as we complete our strategic realignment and build on our outsourcing strategy.”
About Rockford Corporation (www.rockfordcorp.com)
Rockford is a designer, marketer and distributor of high-performance audio systems for the mobile audio aftermarket and for the OEM market. Rockford’s mobile audio products are marketed primarily under the Rockford Fosgate, Rockford Acoustic Design, Lightning Audio and Q-Logic brand names.
Brand websites include: rockfordfosgate.com, www.rockfordacousticdesign.com, www.lightningaudio.com, www.qlogic.ws and www.installedge.com.
Forward-looking Statement Disclosure
     We make forward-looking statements in this press release including, without limitation, statements about our results of operations. These statements may be identified by the use of forward-looking terminology such as “may,” “will,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” or other similar words.
     Forward-looking statements are subject to many risks and uncertainties. Rockford cautions you not to place undue reliance on these forward-looking statements, which speak only as at the date on which they are made. Actual results may differ materially from those described in our forward-looking statements. Rockford disclaims any obligation or undertaking to update these forward-looking statements to reflect changes in our expectations or changes in events, conditions, or circumstances on which our expectations are based.
     Although Rockford’s operations have improved significantly in the last three quarters, Rockford has not yet returned to a net profit. Rockford’s sales in its core aftermarket business were lower in the first three quarters of 2005 compared to 2004. If Rockford’s operations fail to improve further, or if sales erode further, Rockford may not be able to achieve its business objectives. In this event, Rockford could suffer setbacks in its competitive position, ability to continue growing its OEM business, and overall financial performance. Under such circumstances, Rockford might not be able to return its business to profitability as currently planned.
     When considering our forward-looking statements, you should keep in mind the risk factors and other cautionary statements identified in Rockford’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on April 15, 2005. The risk factors noted throughout the report, particularly those identified in the discussion in Exhibit 99.1 to the report, and other risk factors that Rockford has not anticipated or discussed, could cause our actual results to differ significantly from those anticipated in our forward-looking statements.

Rockford Corporation
Condensed Consolidated Statements of Operations
For the Three and Nine Months Ended September 30, 2005 and September 30, 2004
($000s omitted except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Net sales	$30,213	$39,212	$107,746	$126,347
Cost of goods sold	20,886	35,328	75,367	101,929

Gross profit	9,327	3,884	32,379	24,418

Operating expenses	8,991	19,405	31,176	47,194

Operating income (loss)	336	(15,521)	1,203	(22,776)

Interest and other expense (income)	(336)	1,546	1,280	3,238

Income (Loss) from continuing operations before income taxes	672	(17,067)	(77)	(26,014)

Income tax expense (benefit)	(15)	7,195	4	3,838

Income (Loss) from continuing operations	687	(24,262)	(81)	(29,852)
Discontinued operations:
Loss from disposal of discontinued operations	(936)	(6,082)	(936)	(6,082)
Loss from discontinued operations	(169)	(1,042)	(312)	(3,317)

Total loss from discontinued operations	(1,105)	(7,124)	(1,248)	(9,399)

Net loss	$(418)	$(31,386)	$(1,329)	$(39,251)

Income (loss) per common share:
Income (loss) from continuing operations Basic	$0.07	$(2.69)	$(0.01)	$(3.31)

Diluted	$0.07	$(2.69)	$(0.01)	$(3.31)

Loss from discontinued operations Basic	$(0.12)	$(0.79)	$(0.13)	$(1.04)

Diluted	$(0.12)	$(0.79)	$(0.13)	$(1.04)

Net loss
Basic	$(0.05)	$(3.48)	$(0.14)	$(4.35)

Diluted	$(0.05)	$(3.48)	$(0.14)	$(4.35)

Weighted average shares:
Basic	9,264	9,026	9,243	9,022

Diluted	9,264	9,026	9,243	9,022

-more-

Rockford Corporation
Condensed Consolidated Balance Sheets (unaudited)
At September 30, 2005 and December 31, 2004
(In thousands)

	September 30,	December 31,
	2005	2004
ASSETS

Current assets:
Cash	$—	$—
Accounts receivable, net	24,745	31,670
Inventories	20,742	31,787
Prepaid expenses and other current assets	4,041	3,578
Current assets held for sale	2,750	3,278
Current assets held and used	528	780

Total current assets	52,806	71,093

Property and equipment, net	3,795	5,893
Other assets	2,692	2,853
Long term assets held for sale	443	514

Total assets	$59,736	$80,353

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	6,368	14,876
Accrued warranty	2,535	2,812
Other accrued liabilities	5,992	9,095
Current portion of long term debt	11,162	18,204
Current liabilities held for sale	337	754
Current liabilities held and used	60	90

Total current liabilities	26,454	45,831

Notes payable	12,057	11,937

Total liabilities	38,511	57,768

Shareholders’ equity:
Common stock	92	92
Additional paid-in-capital	37,399	37,329
Retained deficit	(16,650)	(15,321)
Accumulated other comprehensive income	384	485

Total shareholders’ equity	21,225	22,585

Total liabilities and shareholders’ equity	$59,736	$80,353

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